March 28, 2000

Dr. Sylvain Plante
Symbiotech Medical, Inc.
1340 Migneron Quebec
Quebec City, Quebec G2K 1X6
Canada

Dear Dr. Plante:

This letter serves as the first part of an agreement between Symbiotech, Inc. and Hydromer, Inc. It's purpose is to allow you up to 17 months to evaluate our technology. You may elect to enter into a license sooner however by tendering the license consideration, (see Exhibit B, Schedule 1) and a signed counterpart of the License (Also Exhibit B). The consideration to Hydromer for our promise to forebear from dealing any third party in the area of coating intravascular stents with our new radiopaque polymer, is in part the payment of $100,000 on or before August 31, 2000. Upon such payment, a six month Phase I period would begin, followed by a 6 month Phase II period. Since April 1 to August 31, 2000 is 5 months this total agreement could be up to the 17 in duration months noted above.

The Background and Aim of the agreement is described in Exhibit A attached. It's incorporated by reference.

Hydromer's technology that you are interested in is best described as a Radio-Opaque Polymer coating ("the TECHNOLOGY") which you want to evaluate for use on your metallic and non-metallic stents for intravascular and/or peripheral arterial use. This technology involves two current Hydromer patents (4,642,267 and 4,769,013) and a patent application which is now being prepared. (our expected filing date is on or before April 24, 2000). This is the scope of this Agreement ("Scope").

Hydromer's Promises:

Hydromer will not for a period of up to 17 months as the case may be, advertise, negotiate or enter into any license for its TECHNOLOGY for use on intravascular stents.

For the 6 month period following our receipt of your payment of $100,000 (Phase 1 starts) we will supply up to 200 hours of competent scientific personnel to coat up to 5 samples per day pursuant to written specification supplied by you and accepted by Hydromer. The limit coated will be 150 samples. After that we will coat a minimum of 5 samples per order at the rate of $40 per sample (includes time of scientific person).

If you require any more then 200 hours of scientific personnel for other than sample preparation, we would supply at the rate of $1000 per day or part thereof.

After the 6 month Phase I period Hydromer would quote a price (not to exceed $350,000) to build a process coating machine ("COATING MACHINE"). This would start Phase II. You would accept this quote by tendering a down payment of 1/3 the fixed quote within 7 days of receiving the quote. Hydromer relying on this acceptance would proceed to build this COATING MACHINE. Upon completion we would get another 1/3 of the fixed quote, then proceed to do a validation on the COATING MACHINE at an addition rate of $5000/day. (This validation process is not to be considered part of the machine price.) Upon validation Hydromer would expect the remaining balance on the fixed quote. While the COATING MACHINE would be the property of Hydromer, we promise on use it only for coating your intravascular stents, so long as you enter into the attached license.

Hydromer would maintain the COATING MACHINE in good order at our expense. If Symbiotech wants to have Hydromer coat stents, this work would be quoted by Hydromer and approved by you before we proceed.

Hydromer would support your testing effort, do additional validation and supply technical personnel at the following rates:

         Engineer/Scientist at $1000/day
         Lab Technician at $700/day
         Assembly/hand labor at $500/day
         Capital machines and parts at cost plus 1/3 markup.

                    (we would expect payment within 30 days of rendering our invoice; over 60 days is a breach)

This additional expense would be limited to another $400,000. Only Symbiotech would authorize a higher amount.

At the end of this Phase II you would have to decide on whether or not you would enter into the license attached as Exhibit B.

Symbiotech's Promises:

Starting April 1, 2000 you would take all reasonable steps to obtain at least $1,000,000 from third parties in the form of grants, investments or the like ("INITIAL FUNDING").

Once you receive the INITIAL FUNDING you would immediately pay $100,000 to Hydromer as noted above and Phase 1 would begin.

Regardless of the timing of the funding, you would start ISO 10993 biocompatibility testing on or before December 1, 2000 at your expense. Failure to start this is a material breach of this Agreement. One of the considerations to Hydromer is the protocols and data generated by all this testing in the form of alpha numerical data in any form and graphics in any form. It would be a "work for hire", hence the Copyrights would be owned by Hydromer with no restrictions on use (other then in a subsequent license agreement which you may choose to enter.). Symbiotech would have a fully paid limited license to use the data within the SCOPE as long as this Agreement and any subsequent license is in effect.

During Phase 1 you would send samples to Hydromer and pay all rendered invoices within 30 days. An invoice over 60 days is a material breach of this agreement. After the 6 month Phase 1 period Phase 2 would begin. You would continue diligently testing and we would support the effort as noted above. You would pay all invoices within 30 days with 60 days being a breach of this Agreement.

After Phase 2 ends, you would have the option to enter into a license which is attached as Exhibit B.

Since the terms of this letter with license attached affects the capitalization of Symbiotech, we would require the letter to be signed by a each of your Board of Directors, or as an alternative, being provided with a copy of the corporate resolution authorizing the officers to enter into this Agreement.

If you are in agreement with these terms, please cause this Agreement to be signed, have your corporate secretary attest to the directors action and return one copy.

Best regards.

Joseph A. Ehrhard, Jr.

Agreed:


________________________________

________________________________



________________________________

________________________________



________________________________

________________________________



________________________________

________________________________


I _______________________________ certify that I am the duly appointed secretary of Symbiotech Medical, Inc. and that the terms of this agreement have been approved by its Board of Directors at a legally constituted meeting or in lieu of a meeting by the signature of all the directors above.

_________________________________


Dated: ______________

Exhibit A:  Background and Aim.

BACKGROUND

Symbiotech Medical, Inc. is a new medical device development company that intends to design, patent, and market medical devices related to the field of interventional cardiology. The company is currently developing its patent pending intravascular stent technology to final product and approval stage.

One of the major advantages of the Symbiotech endoprosthesis resides in the fact that we have been able to design an intravascular stent with a minimal strut thickness (0.002" compared to 0.006" for the leading manufacturers) without compromising the stent expanded radial force and its scaffolding properties. However, the drawback of this innovative design was a resulting poor fluoroscopic visualization. To address this issue, Dr. Sylvain Plante advanced the concept of a radio-opaque coating using contrast agents.

Radio-opaque, water-soluble salts are used for the preparation of angiographic contrast agents. The clinical safety of these compounds is well known and described in the medical literature. After injection, these compounds are usually rapidly eliminated from the circulation by urinary excretion, without any metabolic transformation. Animal and clinical studies with some contrast agents have also demonstrated anti-thrombotic properties, which have led to an increased use of these agents for angiography / angioplasty in patients with acute coronary syndromes.

Thus, in order to develop this concept, methods had to be defined to blend, incorporate or bind contrast agents to a surface coating adherent to metallic surfaces such as stainless steel. Symbiotech had to find strategic partners interested in the development of this new concept.

Initially, the concept was proposed to Mallinckrodt Canada, a world leader in contrast agents for cardiac imaging, and to their licensing partner, Guerbet Laboratories.

Secondly, Symbiotech was seeking a permanent surface coating with the following properties:


     Hydrophilic;

     Biocompatible and non-thrombogenic;

     Ability to blend / bind with contrast agents without altering respective chemical properties;

     Resistance to plastic deformation of the stent (crimping, balloon deployment);

     Resistance to friction (ex.: guiding catheters) and hand manipulation;

     Minimal impact on strut width and thickness;

     Compatible with conventional sterilization procedures;

     Adequate shelf half-life;

     No polymer-induced inflammatory reaction.

In April 98, Symbiotech identified a potential partner in the United States. The concept was proposed to Hydromer, Inc, a company involved in the development, manufacturing and licensing of hydrophilic polymer coatings for various biomedical and non-medical applications. This proposal raised a lot of interest and lead to the development of a unique radiopaque, biocompatible surface coating (Hydromer patent pending) based around Hydromer's existing patent estate.

Initial results were very encouraging in terms of radio- opacity. However, the poor solubility of the ioxaglate salts and related agents from Mallinckrodt made these agents unsuitable to fulfill our requirements, and the partnership with Mallinckrodt was abandoned.

Fortunately, the high level of interest generated by this concept has lead the Hydromer chemists to the development of a proprietary radio-opaque molecule that could be safely bound within their patented coating technology with proven efficacy and safety for permanent implants such as pacemaker leads.

The last animal experiments performed in the laboratory of Dr. Guy Leclerc, CHUM, clearly demonstrated the striking features of that radio-opaque coating.

Briefly, 3 types of stents were implanted in porcine non-atherosclerotic coronary arteries:

     stents with poor visualization;

     stents with poor visualization with radio-opaque coating;

     stents with good visualization (increased strut thickness)

There was no acute complications such as polymer-induced thrombosis and, according to Dr. Leclerc, the stents coated with the radio-opaque coating showed the best results, with optimal visualization of intraluminal aspect of the vessels compared to stents with increased thickness.

AIM OF AGREEMENT/SCOPE:

Therefore, Symbiotech desires an exclusive license from Hydromer, Inc. to sell products containing the radio-opaque coating and a non-exclusive license to sell products incorporating the lubricous coatings on intravascular stents for arterial use. No other devices or applications are covered by this agreement.

LICENSE, SERVICE AND SUPPLY AGREEMENT                     Page-5
HYDROMER, Inc. to SYMBIOTECH MEDICAL, Inc.

Exhibit B:

The license.

                      LICENSE, SERVICE AND SUPPLY AGREEMENT

     THIS AGREEMENT, made on the date Symbiotech Medical, Inc. (Licensee) notifies Hydromer, Inc. by tendering a signed original of this AGREEMENT to Hydromer along with stock certificates as more fully set forth in Schedule 1. In the event certain events enumerated in Schedule 1 have not occurred, such obligations of Symbiotech to tender additional consideration upon the then future occurrence of those events shall remain in effect as a condition to keep this AGREEMENT in effect. This Agreement represents a non-extendable option of LICENSEE to bind HYDROMER to these terms. This option expires on a day certain, calculated by the ending date of a certain agreement set forth in a letter from Joseph Ehrhard of Hydromer to Dr. Sylvain Plante of Symbiotech Medical, Inc. dated March 28, 2000; in no event shall the said date certain be calculated to be after September 1, 2001.

HYDROMER, INC., a New Jersey Corporation with its office located at 35 Industrial Parkway, Branchburg, New Jersey 08876 ("HYDROMER");

and

SYMBIOTECH MEDICAL, Inc., a Canadian Corporation with its office located at 1340 Migneron Quebec, Quebec City, Quebec G2K 1X6, Canada; ("LICENSEE").

     WHEREAS, HYDROMER owns patent rights and possesses know-how relating to the coating of medical devices based on the art taught in certain patents, hereinafter defined; and

     WHEREAS, LICENSEE desires to obtain an exclusive license from HYDROMER under those patent rights and access to the know-how to enable LICENSEE to make use, sell, offer for sale or import the PRODUCTS as defined herein below.

     NOW, THEREFORE, in consideration of the premises and the performance of the mutual covenants herein contained, the parties hereto agree to as follows:

     1.0 Definitions. For the purpose of this AGREEMENT, the following shall apply:

     1.1 "PRODUCTS" means:

          CLASS 1: intravascular stents for arterial use in humans coated with a radiopaque polymer coating using the PATENT RIGHTS,

          CLASS 2: peripheral stents for use in and around the human heart coated with a radiopaque polymer coating using the PATENT RIGHTS.

LICENSE, SERVICE AND SUPPLY AGREEMENT                     Page-6
HYDROMER, Inc. to SYMBIOTECH MEDICAL, Inc.

     1.2 "PATENT RIGHTS" means rights granted to HYDROMER by or under a certain patent application now being prepared (the "APPLICATION") and expected to be filed with the U.S. Patent Office on or before May 31, 2000, United States Patent Nos. 4,642,267 and 4,769,013 and foreign patents and patent applications based thereon and any division, continuation, continuation-in-part, patent of addition, confirmation or reissue of said patents and applications, and any improvements thereto, as provided in Article 5.0 hereinbelow.

     1.3 "LICENSED PATENT RIGHTS" the rights granted to LICENSEE under this AGREEMENT, specifically limited to radiopaque polymer coatings, excluding non-radiopaque coatings and any coating used for drug deliver as more particularly described in section 2.

     1.4 "KNOW-HOW" means all of HYDROMER's trade secrets, technical data and information, and other technical accumulated information, including, but not limited to, any devices, processes, methods, control procedures, formulas, clinical tests, and use intelligence, drawings, specifications, research and development reports, processed data or special equipment which are useful to assist LICENSEE to manufacture and use and sell PRODUCTS, which HYDROMER is free to disclose.

     1.5 "COMMERCIALIZATION" means the date on which PRODUCTS are first billed to a third party in a commercially reasonable transaction and not a token transaction for the purpose of meeting this requirement, including any limited market release of PRODUCTS, in the "TERRITORY"

     1.6 "NET SALES PRICE" shall mean the gross invoice price at which PRODUCTS are sold, less discounts allowed to distributors, discounts allowed dealers, refunds, replacements or credits allowed to purchasers for return of PRODUCT or as reimbursement for damaged PRODUCT, freight, postage, insurance and other shipping charges, sales and use taxes, customs duties and any other governmental charges imposed on the production, importation, use or sale of PRODUCT except income taxes. Should LICENSEE sell PRODUCT in combination with other components or products, then the net sales price computation shall be based on the average net sales price charged during the applicable quarter by LICENSEE for the PRODUCT when separately invoiced or priced. In the event the PRODUCT has not been separately invoiced or priced during the applicable quarterly period, net sales computation shall be based on the fair market price which the seller would charge for the PRODUCT to an unrelated purchaser in an arms length transaction, FOB plant of manufacture thereof.

LICENSE, SERVICE AND SUPPLY AGREEMENT                     Page-7
HYDROMER, Inc. to SYMBIOTECH MEDICAL, Inc.

     1.7 "TERRITORY" means WORLDWIDE.

     2.0 Grant.

     2.1 HYDROMER hereby grants LICENSEE a revertible exclusive license (even to the exclusion of HYDROMER) to make, have made, use, sell, offer for sale and import PRODUCTS in the TERRITORY under certain PATENT RIGHTS limited to any new patents granted to HYDROMER for radiopaque polymer coatings and the KNOW-HOW required in HYDROMER'S discretion, to practice these certain PATENT RIGHTS licensed hereunder. HYDROMER also grants a non-exclusive license to make, have made, use, sell, offer for sale and import PRODUCTS IN THE TERRITORY under certain PATENT RIGHTS for patents 4,642,267 and 4,769,013 limited to use on or with radiopaque coatings excluding any use for drug delivery and the KNOW-HOW required in HYDROMER'S discretion, to practice these certain PATENT RIGHTS licensed hereunder. The rights licensed are collectively referred to as LICENSED PATENT RIGHTS.

     2.2 HYDROMER hereby reserves unto itself all rights to make, have made, use, sell, offer for sale or import all other products, other than the PRODUCTS licensed hereunder.

     2.3 On or before the August 31, 2004, LICENSEE shall have commercialized the CLASS 1 PRODUCTS. If the CLASS 1 PRODUCTS have not been so commercialized, then HYDROMER may elect to cancel this AGREEMENT upon thirty (30) days advance written notice to LICENSEE. On or before the expiration of this 30 day period, TIME BEING OF THE ESSENCE, LICENSEE may extend the date that the CLASS 1 PRODUCTS are to be commercialized to February 28, 2005 by the payment of US $500,000 to HYDROMER and render the 30 day notice null and void. In the event LICENSEE so chooses to extend the date of commercialization all rights of HYDROMER which would exist on August 31, 2004, will then exist on February 28, 2005 (cancel this AGREEMENT). In the even the CLASS 1 PRODUCTS are not commercialized by February 28, 2005 then HYDROMER may elect to cancel this AGREEMENT upon thirty (30) days advance written notice to LICENSEE. On or before the expiration of this 30 day period, TIME BEING OF THE ESSENCE, LICENSEE may extend the date that the CLASS 1 PRODUCTS are to be commercialized to August 31, 2005 by the payment of US $500,000 to HYDROMER and render the 30 day notice null and void. In the event LICENSEE so chooses to extend the date of commercialization all rights of HYDROMER which would exist on February 28, 2004, will then exist on August 31, 2005 (cancel this AGREEMENT).

LICENSE, SERVICE AND SUPPLY AGREEMENT                     Page-8
HYDROMER, Inc. to SYMBIOTECH MEDICAL, Inc.

     If CLASS 2 PRODUCTS have not been commercialized by August 31, 2005, the HYDROMER may unilateral elect to remove CLASS 2 PRODUCTS from this AGREEMENT or render the LICENSE as applied to CLASS 2 PRODUCTS, not exclusive, in the sole discretion of HYDROMER, upon thirty (30) days advance written notice to LICENSEE. On or before the expiration of this 30 day period, TIME BEING OF THE ESSENCE, LICENSEE may extend the date that the CLASS 2 PRODUCTS are to be commercialized to February 28, 2006 by the payment of US $250,000 to HYDROMER and render the 30 day notice null and void. In the event LICENSEE so chooses to extend the date of commercialization all rights of HYDROMER which would exist on August 31, 2005, will then exist on February 28, 2006 (remove CLASS 2 PRODUCTS from AGREEMENT or render LICENSE, non exclusive). If CLASS 2 PRODUCTS have not been commercialized by February 28, 2006, the HYDROMER may unilateral elect to remove CLASS 2 PRODUCTS from this AGREEMENT or render the LICENSE as applied to CLASS 2 PRODUCTS, not exclusive, in the sole discretion of HYDROMER, upon thirty
(30) days advance written notice to LICENSEE. On or before the expiration of this 30 day period, TIME BEING OF THE ESSENCE, LICENSEE may extend the date that the CLASS 2 PRODUCTS are to be commercialized to August 31, 2006 by the payment of US $250,000 to HYDROMER and render the 30 day notice null and void. In the event LICENSEE so chooses to extend the date of commercialization all rights of HYDROMER which would exist on February 28, 2006, will then exist on August 31, 2006 (remove CLASS 2 PRODUCTS from AGREEMENT or render LICENSE, non exclusive).

     2.4 On or before August 31, 2003 LICENSEE shall have started "HUMAN Phase I Clinical/IDE biocompatibility testing" ("BIOTESTING") of the CLASS 1 PRODUCTS. If BIOTESTING has not so started then HYDROMER may elect to terminate this AGREEMENT by notice and tendering back the consideration in Schedule 1 or in the alternative, convert the LICENSED PATENT RIGHTS for CLASS 1 PRODUCTS licensed hereunder to a non-exclusive grant for CLASS 1 PRODUCTS in the sole discretion of HYDROMER.

     If BIOTESTING on CLASS 2 PRODUCTS has not been started by January 1, 2004 the LICENSED PATENT RIGHTS granted for CLASS 2 PRODUCTS shall revert to a non-exclusive grant for CLASS 2 PRODUCTS.

LICENSE, SERVICE AND SUPPLY AGREEMENT                     Page-9
HYDROMER, Inc. to SYMBIOTECH MEDICAL, Inc.

     2.5 On or before January 1, 2001 LICENSEE shall have started ISO 10993 Biocompatibility testing on CLASS 1 PRODUCTS. In the event such testing has not so started then HYDROMER may elect to terminate this AGREEMENT upon a 30 day written notice and retain the consideration set forth in Schedule 1. LICENSEE may render this 30 day written notice null and void by a payment off US $100,000 to extend the starting date of the ISO10993 Biocompatibility testing to July 1, 2001. LICENSEE may further extend the starting date of the ISO 10993 Biocompatibility testing to January 1, 2002 by another payment of US $100,000 on or before the expiration in the second 30 day notice.

     On or before December 31, 2002 LICENSEE shall have started ISO 10993 testing on non-metallic CLASS 2 PRODUCTS. In the event such testing has not so started then HYDROMER may elect to terminate the LICENSED PATENT RIGHTS for use on any and all CLASS 2 PRODUCTS upon thirty (30) days advance written notice to LICENSEE and retain the consideration set forth in Schedule 1. LICENSEE may render this 30 day written notice null and void by a payment off US $100,000 to extend the starting date of the ISO10993 Biocompatibility testing to June 30, 2003. LICENSEE may further extend the starting date of the ISO 10993 Biocompatibility testing to December 31, 2003 by another payment of US $100,000 on or before the expiration in the second 30 day notice.

     2.6 In cases other then set forth in Section 2.3, 2.4 and 2.5 LICENSEE shall use its best efforts to exploit the LICENSED PATENT RIGHTS and other rights granted under this Agreement or it shall be a material breach. HYDROMER may elect to terminate this AGREEMENT and retain all consideration set forth in
Schedule 1 provided it give notice and a 90 day period to LICENSEE to cure said breach.

     2.7 HYDROMER hereby grants to LICENSEE a fully paid right to use the HYDROMER trademark on PRODUCTS and in association with the marketing and promotion thereof. The following credit must appear on all advertisements, packaging and literature for PRODUCTS which use the HYDROMER trademark -- "HYDROMER is a trademark of Hydromer, Inc.".

     3.0 Royalties.

     3.1. As consideration for this grant of exclusive rights, LICENSEE will provide HYDROMER with the consideration set forth in Schedule 1. This consideration may be retained by HYDROMER if HYDROMER elects to terminate this AGREEMENT pursuant to section 2.3, 2.5 or section 2.6.

LICENSE, SERVICE AND SUPPLY AGREEMENT                     Page-10
HYDROMER, Inc. to SYMBIOTECH MEDICAL, Inc.

     3.2 In addition to the consideration provided in Section 2, a running royalty payable quarterly will accrue from LICENSEE to HYDROMER for each PRODUCT sold or for each quarter this license is in effect as set forth in Schedule 2. The obligation to pay royalties to HYDROMER is imposed only once with respect to the same unit of PRODUCTS regardless of the number of licensed patents covering the same. There shall be no obligation to pay HYDROMER under this Article on sales of PRODUCTS between LICENSEE and its subsidiaries but in such instances the obligation to pay royalties shall arise upon the sale by LICENSEE or its subsidiaries to unrelated third parties. Payments due under this Article shall be deemed to accrue when PRODUCT is shipped or billed, whichever event shall first occur or at the end of each quarter if the unit royalty is less then the quarterly royalty.

     3.3 The exclusive grant of rights under this AGREEMENT shall be dependent on COMMERCIALIZATION of PRODUCTS and the payment by LICENSEE to HYDROMER of royalties and quarterly minimum royalties for each calendar quarter subsequent to COMMERCIALIZATION pursuant to the amount in Schedule 2.

     If LICENSEE fails to pay minimum royalties in respect of any calendar quarter once COMMERCIALIZATION has begun, then HYDROMER may terminate this AGREEMENT upon thirty (30) days' written notice to LICENSEE and retain the consideration set forth in Schedule 1. LICENSEE may render such notice ineffective by payment of an amount which when added to quarterly royalties actually paid, equals the quarterly minimum royalty.

     3.4 If the running royalties paid to HYDROMER hereunder with respect to PRODUCTS sold by LICENSEE during any quarter aggregate less than the minimum set forth in respect of that quarter, then LICENSEE, together with its royalty payment in respect of such quarter, may pay to HYDROMER that additional amount which, when added to the aggregate amount of running royalties paid to HYDROMER with respect to sales of PRODUCTS during such quarter, will equal the applicable minimum (the "ADDITIONAL AMOUNT"). In the event that LICENSEE, for twelve (12) consecutive quarters, has paid an ADDITIONAL AMOUNT equal to or greater than fifty (50%) percent of the minimum for each of such calendar quarters, then HYDROMER, at its sole option, may terminate this AGREEMENT upon thirty (30) days' written notice to LICENSEE and retain the consideration set forth in
Schedule 1.

LICENSE, SERVICE AND SUPPLY AGREEMENT                     Page-11
HYDROMER, Inc. to SYMBIOTECH MEDICAL, Inc.


     4.0 Accounting. For accounting purposes, quarters will start on the first day of each January, April, July, and October, following the date of execution of this AGREEMENT and end on the last day of the next succeeding March, June, September, and December, respectively. Within forty-five (45) days after the close of each quarter hereof, LICENSEE shall render to HYDROMER a written accounting with respect to all royalty payments due hereunder, and with such accounting, pay in full in United States dollars all amounts due in respect of such quarter. The rate of exchange to be used in computing the amount of local currency equivalent to the United States Dollars due to HYDROMER as royalty shall be the commercial exchange rate in effect in New York, New York, on the date on which payment is due. Such report shall indicate for such quarter the number of units, the NET SALES PRICE, and the amount of sales by LICENSEE product code of PRODUCTS sold by LICENSEE with respect to which royalty payments are due. LICENSEE shall keep accurate records in sufficient detail to enable the aforesaid payments to be determined. At HYDROMER's request, LICENSEE, shall permit an independent certified public account acceptable to LICENSEE to have access once in each calendar year, during regular business hours and upon reasonable notice to LICENSEE, to such of the records of LICENSEE as may be necessary to verify the accuracy of the reports required under this AGREEMENT; provided, however said accountant shall keep all information of LICENSEE confidential and shall disclose to HYDROMER only the amount of any deficiency found. In the event the deficiency exceeds 1% of royalty payments audited, LICENSEE shall bear the full costs of the audit.

     5.0 Improvement. During the term of this AGREEMENT, HYDROMER shall promptly and fully disclose to LICENSEE any development or improvement relating to the use or practicing of the LICENSED PATENT RIGHTS or related KNOW-HOW as applied to PRODUCTS conceived and/or reduced to practice by an officer, director, employee, agent, consultant, etc. of HYDROMER which HYDROMER is free to disclose ("HYDROMER IMPROVEMENT"). HYDROMER shall automatically add such HYDROMER IMPROVEMENT to this AGREEMENT.

     LICENSEE shall promptly and fully disclose to HYDROMER any development or improvement relating to the PRODUCTS conceived and/or reduced to practice by an officer, director, employee, agent, consultant, etc. of LICENSEE ("LICENSEE IMPROVEMENT"). LICENSEE IMPROVEMENTS on any technology covered by the PATENT RIGHTS or KNOW-HOW shall automatically become the property of HYDROMER and shall be added to this AGREEMENT.

     Nothing in this Article 5.0 is intended by the parties to cover improvements made to uncoated CLASS 1 or CLASS 2 PRODUCTS as defined in Article 1.1.

LICENSE, SERVICE AND SUPPLY AGREEMENT                     Page-12
HYDROMER, Inc. to SYMBIOTECH MEDICAL, Inc.

     6.0 Secrecy. Each party undertakes to keep secret and confidential and not to disclose to any third party, except as it is necessary in carrying out the purposes of this AGREEMENT, during the term of this AGREEMENT and for a period of ten (10) years thereafter any information, data or KNOW-HOW disclosed to it by the other party except:

     6.1 Information, data and KNOW-HOW which at the time of disclosure is in the public domain or publicly known or available;

     6.2 Information, data or KNOW-HOW which, after disclosure, becomes part of the public domain or publicly known or available by publication or otherwise, except by breach of this AGREEMENT by the receiving party;

     6.3 Information, data or KNOW-HOW which the receiver receives from a third party; provided, however, that such information was not obtained by said third party from the other party; and

     6.4 Information, data and KNOW-HOW which the receiver derives independently of such disclosure.

     7.0 Technical Assistance. With regard to the PRODUCTS defined herein, promptly following the execution of this AGREEMENT and on a continuing basis during the term of this AGREEMENT, HYDROMER shall:

     7.1 Furnish to LICENSEE all KNOW-HOW;

     7.2 Furnish the services of HYDROMER employees having knowledge of the KNOW-HOW as may be necessary or appropriate in order to fully (1) to disclose to LICENSEE all details and particulars of the KNOW-HOW, and in particular, but without limitation, the manufacturing methods contained therein, (2) to consult with LICENSEE technical personnel concerning the manufacture, assembly, raw material purchase and other tasks required for the production and applications of PRODUCTS covered by the LICENSED PATENT RIGHTS, including subsequent improvements thereto for the PRODUCTS. LICENSEE shall pay the rates set forth in
Schedule 2 and shall reimburse HYDROMER for the reasonable travel and living expenses incurred by such technical personnel for travel requested by LICENSEE hereunder.

     7.3 Furnish coating services on the CLASS of PRODUCTS within the then LICENSE PATENT RIGHTS at the rates set forth in Schedule 2.

     8.0 Warranty.

     8.1 HYDROMER warrants that it is the owner of all right, title and interest in and to the LICENSED PATENT RIGHTS and has the unrestricted power and authority to grant the licenses and give access to the KNOW-HOW as provided herein. HYDROMER represents that as of the date of this AGREEMENT it has no knowledge of any pending or threatened litigation against HYDROMER which might impair the rights licensed hereunder.

LICENSE, SERVICE AND SUPPLY AGREEMENT                     Page-13
HYDROMER, Inc. to SYMBIOTECH MEDICAL, Inc.

     8.2 HYDROMER acknowledges that it has previously licensed the KNOW-HOW to third parties and agrees to enforce its rights thereunder so as to prevent the KNOW-HOW from being utilized by third parties to the detriment of LICENSEE.

     9.0 Effective Date and Term.

     9.1 This AGREEMENT will become effective on the day that LICENSEE tenders a fully executed counterpart of this AGREEMENT AND the consideration set forth in
Schedule 1 and thereafter shall expire on May 30, 2020. After such expiration of this AGREEMENT, LICENSEE shall have the right to make, use, sell, offer for sale or import PRODUCT without the further payment of royalty or otherwise accounting to HYDROMER.

     9.2 If either party hereto shall commit any breach of the provisions of this AGREEMENT, and shall not, within thirty (30) days' written notice of such breach by the other party hereto, correct such breach then such other party may, by written notice to the breaching party, immediately terminate this AGREEMENT. The right of either party to take such action shall not be affected in any way by its failure to take any action with respect to any previous breach. In the event that LICENSEE ceases to manufacture, have manufactured, use and sell PRODUCTS for a period exceeding 180 days once COMMERCIALIZATION has begun, such cessation shall be considered a material breach of this AGREEMENT. In the event HYDROMER exercises its rights under this Section 9.2, HYDROMER may retain and consideration set forth in Schedule 1 and this Agreement shall terminate upon the date in the notice of termination set by HYDROMER in its sole discretion. Upon such termination all royalty obligations of Symbiotech not yet in effect on the date of termination shall be also terminated. Nothing in this paragraph shall relieve Symbiotech from any royalty obligations exist on or before the date of termination.

     9.3 LICENSEE shall have the right to terminate this AGREEMENT on sixty (60) days advance written notice to HYDROMER. In this event Hydromer may retain any and all consideration provided by or in behalf of LICENSEE.

     9.4 If either party should exercise its right to terminate this AGREEMENT, under any applicable provision of this AGREEMENT, then LICENSEE's rights and licenses under Section 2.0 hereof shall immediately terminate, including its right to make further use of the KNOW-HOW acquired from HYDROMER under this AGREEMENT, and which LICENSEE is obliged to hold in confidence pursuant to
Section 6.0 of this AGREEMENT. Termination of this AGREEMENT shall not relieve either party of obligations incurred prior to termination.

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LICENSE, SERVICE AND SUPPLY AGREEMENT                     Page-14
HYDROMER, Inc. to SYMBIOTECH MEDICAL, Inc.

     10.0 Infringement.

     10.1 In the event HYDROMER shall fail, within thirty (30) days of notice by LICENSEE of any material infringement, direct or contributory, by a third party of rights granted to LICENSEE in Section 2.0 hereunder, to institute legal action to end such infringement, LICENSEE shall have the right to suspend the accrual of running royalties in the country where such infringement is occurring for the period of such infringement. LICENSEE shall also have the right, at that time, and at its option, to initiate and prosecute such action in its own or HYDROMER's name, but at LICENSEE's sole cost and expense; provided, however, that HYDROMER cooperates fully with LICENSEE in the initiation and prosecution of such action.

     10.2 Should any patent infringement action be brought against LICENSEE in any country of the TERRITORY as a result of LICENSEE's exercising of rights granted to it hereunder, then in respect of such country, LICENSEE shall have the right to suspend payment of royalties due to HYDROMER until such time as the action is resolved, although such royalties shall continue to accrue. If the action is resolved favorably to LICENSEE, all accrued royalties shall immediately be paid to HYDROMER. If the action is resolved unfavorably to LICENSEE, then accrued royalties shall be applied to costs of litigation and damages, if any, incurred by LICENSEE. Any excess shall be paid to HYDROMER. The foregoing shall be HYDROMER's sole and exclusive liability to LICENSEE in the event of such an infringement suit.

     11.0 Comply with Laws/Product Liability/Additional Filing/Standard of Care

     11.1 LICENSEE recognizes that the LICENSED PATENT RIGHTS and any coating supplied by HYDROMER are not considered medical devices or drugs within the jurisdiction of the U.S. Food and Drug administration. LICENSEE will comply with all laws and regulations in all countries that LICENSEE sells or intends to sell the PRODUCTS.

     11.2 LICENSOR shall indemnify, defend and hold LICENSEE harmless against claims of third parties caused by coatings covered by the PATENT RIGHTS and KNOW-HOW only to the extent that such claims are cause directly by such coatings substantially varying in kind or quality from the coatings used by LICENSEE for ISO 10993 biocompatibility testing.

     LICENSEE will indemnify, defend and hold HYDROMER harmless against the claims of third parties unless a court of competent jurisdiction finds that the damages were directly caused by coatings supplied by HYDROMER, substantially varying in kind or quality from the coatings used by LICENSEE for ISO 10993 biocompatibility testing.

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LICENSE, SERVICE AND SUPPLY AGREEMENT                     Page-15
HYDROMER, Inc. to SYMBIOTECH MEDICAL, Inc.

     11.3 LICENSEE will purchase general liability insurance for any claim occurring after August 31, 2000, in the amount of at least $5,000,000 and name HYDROMER as an additional insured party. The insurance policy terms shall provide that insurer give HYDROMER 30 days notice in the event of cancellation or termination. Upon the request of HYDROMER, LICENSEE will secure a certificate of insurance showing HYDROMER as an additional insured party.

     11.4 LICENSOR shall file a Patent Cooperation Treaty application on or before the expiration of twelve (12) months from the earliest priority date for the invention being applied for as set forth in the definition of the PATENT RIGHTS designating all PCT member countries. LICENSOR shall diligently prosecute patent applications before the USPTO and the National Offices of the major industrialized nations covered by the PCT.

     11.5 Both parties shall exercise all reasonable and proper care consistent with the best standards in their respective industries.

     12.0 General.

     12.1 Assignment. This AGREEMENT and all rights and obligations hereunder shall be binding upon and shall inure to the benefit of the respective successors of HYDROMER and LICENSEE. Neither LICENSEE nor HYDROMER shall have the right to assign any or all of its rights and obligations under this AGREEMENT without the prior written consent of the other party, except that HYDROMER's consent shall not be required in the event of an assignment or transfer of the AGREEMENT by LICENSEE to an affiliate of LICENSEE, who undertakes to accept all terms and conditions hereof and carry out all obligations of LICENSEE hereunder. In the event LICENSEE shall assign any of the rights hereunder, LICENSEE shall guarantee the performance of an assignee.

     12.2 SUB-LICENSE LICENSEE shall have the right to sub-license any exclusive rights existing under this AGREEMENT provided:

     a. HYDROMER approve the text of any sub-license, such approval shall not be unreasonable with-held.

     b.   LICENSEE shall guarantee the performance of any sub-licensee.

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LICENSE, SERVICE AND SUPPLY AGREEMENT                     Page-16
HYDROMER, Inc. to SYMBIOTECH MEDICAL, Inc.

     12.3 Entire Agreement. This AGREEMENT contains the entire agreement between the parties hereto in respect of the subject matter hereof. This AGREEMENT may not be released, discharged, abandoned, changed or modified in any manner except by an instrument in writing signed by a duly authorized officer or representative of each of the parties hereto.

     12.4 Waiver and Severability. The waiver by either of the parties of any breach of any provision hereof by the other party shall not be construed to be a waiver of any succeeding breach of such provision of a waiver of the provision itself.

     12.5 Collection. In the event Hydromer must employee or retain a collection agency and/or an attorney to aid in the collection of royalties, LICENSEE agrees to compensate HYDROMER for any fees/costs paid to such party.

     12.6 Governing Law. This AGREEMENT shall be construed and interpreted in accordance with the laws of the State of New Jersey and the courts of the State of New Jersey shall have jurisdiction over the parties hereto and all matters arising hereunder.

     12.7 Invalidity. If any of the provisions of this AGREEMENT, or part thereof, is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this AGREEMENT.

     12.8 Notice. Any notice required or to be given hereunder shall be considered delivered when deposited, postage prepaid, in the United States mail, registered mail, to the address of the other party as specified below or as subsequently modified in writing by the parties.

          IF TO HYDROMER:

               Hydromer, Inc.
               35 Industrial Parkway
               Branchburg, New Jersey  08876
               Attn:  Manfred F. Dyck, President

          IF TO LICENSEE:

               Dr. Sylvain Plante
               Symbiotech Medical, Inc.
               1340 Migneron Quebec
               Quebec City, Quebec  G2K 1X6
               Canada

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LICENSE, SERVICE AND SUPPLY AGREEMENT                     Page-17
HYDROMER, Inc. to SYMBIOTECH MEDICAL, Inc.



     IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT to be executed effective the day and year set forth above.

Symbiotech Medical, Inc.

by:______________________________________

Title:___________________________________

Date:______________________

HYDROMER, Inc.

By:________________________________________

Title:_____________________________________

Date:____________________

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LICENSE, SERVICE AND SUPPLY AGREEMENT                     Page-18
HYDROMER, Inc. to SYMBIOTECH MEDICAL, Inc.

Schedule 1:

AGREEMENT CONSIDERATION:

To be tendered along with the execution of this AGREEMENT.

For consideration binding HYDROMER to the terms of this AGREEMENT, Hydromer Inc. will get the greater of:

     a.) 7.5 % of the authorized (whether issued or not) stock of Symbiotech in all classes,

     b.) the holdings of Mr. Plante added to the holdings of Mr. Renaud, then divided by two. This computation is to be done for each class of stock.

In the event of subsequent financing AFTER the execution of this AGREEMENT but only up to a total financing of US $5,000,000 Hydromer, Plante, Renaud and subsequent stockholders agrees that Hydromer's holdings of Symbiotech stock will be dilutive only if the dilution is equal to the dilution of the holdings of (Plante+Renaud) divided by two, BUT IN NO EVENT WILL THE HOLDINGS of HYDROMER in Symbiotech be lower then 7.5% in all classes. THEREAFTER (after US $5,000,000 in financing), Hydromer, Plante, Renaud and all other stockholders agree that Hydromer's holdings may be dilutive only if equally dilutive to all then stockholders.

Hydromer shall be entitled to one board seat on BOD for every 6 members of the board. Dilution after first round will be on an equivalent basis for all shareholders in all classes of stock.

On subsequent rounds of funding after the execution of this Agreement, Symbiotech and any third party stock holders shall grant Hydromer the right additional stock to raise Hydromer's holdings in each class at Hydromer's sole discretion at the most favorable pricing.

THIS AGREEMENT WILL BE ENTERED INTO THE MINUTES OF SYMBIOTECH AND ALL STOCKHOLDERS WILL BE ADVISED OF ITS EXISTANCE. NO ACTIONS WILL BE TAKEN BY SYMBIOTECH or ANY THIRD PARTY ACTING UPON OR IN BEHALF OF SYMBIOTECH TO DEFEAT, NULLIFY or DIMINISH HYDROMER'S RIGHTS UNDER THIS SCHEDULE 1.

IN THE EVENT THAT HYDROMER'S RIGHTS ARE DEFEATED, NULLIFIED or DIMINISHED HYDROMER UPON A 10 DAY NOTICE MAY TERMINATE ANY AND ALL LICENSES EVER GRANTED TO SYMBIOTECH, and HYDROMER MAY RETAIN ANY HOLDINGS IN Symbiotech and any copyrights, patent improvements or any other rights granted or obtained prior to the termination.

All stock certificates will carry a ledgend "Stockholders rights are subject to License of Patent Rights between Symbiotech and Hydromer, Inc."

LICENSE, SERVICE AND SUPPLY AGREEMENT                     Page-19
HYDROMER, Inc. to SYMBIOTECH MEDICAL, Inc.

Schedule 2:

ROYALTIES:

THE OBLIGATION TO PAY ROYALTIES EITHER COMPUTED ON THE NET SALES PRICE (3% or 5%) OR THE MINIMUM QUARTERLY BASE (0 or $6,250) BEGINS ON THE DATE OF COMMERCIALIZATION AS PROVIDED IN ARTICLE 1 SECTION 5

ROYALY RATES IF HYDROMER provides COATING SERVICES to LICENSEE

     Coating process to be done by Hydromer, at a price computed by adding HYDROMER's direct cost (labor and material) to HYDROMER's overhead for the coating process and multiplying the sum by 1.5. Calculations shall be done using Generally Accepted Accounting Principles. ("GAAP"). Symbiotech after reasonable notice may inspect the books and records of Hydromer to accertain the accuracy of the coating service price.

     Royalty is 3% on net sales price of COATED PRODUCTS, no minimum quarterly royalty

ROYALTY RATES IF HYDROMER does not provide COATING SERVICES to LICENSEE

If Symbiotech elects to do the coating, or have the coating done by others, Symbiotech will pay the primer solution at a 01/2001 price of $1000 /gallon and the top coating at $ 500 /gallon. Hydromer will provide expertise for technology transfer at $500/person/day and will receive 5% royalty on net sales of COATED PRODUCTS or $6,250 per quarter WHICHEVER IS GREATER. Failure to pay this minimum quarterly base amount pursuant to Section 4 shall be a material breach of this AGREEMENT.

Hydromer may increase these rates on 1/2002 and once each year thereafter by 30 days written notice to Symbiotech. Any increase shall be limited to the increase in the Cost of Living Index ("COL") in Northern N.J. provided however, if any raw material increases by suppliers that exceed the increase in the COL may be passed to, and paid by Symbiotech.

Symbiotech will pay for Hydromer's staff expenses such as travel and accommodations. As long as Symbiotech is not in breach of this AGREEMENT or any other agreements between Hydromer and Symbiotech, Symbiotech will have the option to buy Hydromer equipment previously developed for Symbiotech at the cost of $ 1.00 FOB New Jersey as part of this AGREEMENT.

All invoices rendered to Symbiotech by Hydromer will be paid by Symbiotech to Hydromer in 30 days. Failure to make such payment is a material breach of this AGREEMENT.